EX-99.h.1.ii

AMENDMENT NO. 5 TO

SCHEDULE A

DELAWARE GROUP ADVISER FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF DECEMBER 31, 2024

Macquarie Diversified Income Fund (formerly, Delaware Diversified Income Fund)	Effective as of June 28, 2002

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY		DELAWARE GROUP ADVISER FUNDS for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President and Global Head of Fund Services	Title:	President and Chief Executive Officer